CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use in this Pre-effective Amendment No. 2 to the Registration Statement for the Alamo Growth Fund, Inc. of all references to our firm included in or made a part of this Amendment.





McCurdy & Associates CPA's, Inc.
July 23, 1997